Exhibit 99.1

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Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
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FORTUNE BRANDS ANNOUNCES U.S. REGULATORY PROGRESS

ON PROPOSED SPIRITS & WINE ACQUISITION

Lincolnshire, IL, June 30, 2005 – Fortune Brands, Inc. (NYSE: FO) today announced that the U.S. Federal Trade Commission has granted early termination of the waiting period for the review of the majority of the company’s proposed acquisition of several Allied Domecq spirits and wine brands, related production facilities and key distribution operations.

Coupled with the FTC’s early termination today of the review period for Pernod Ricard’s acquisition of Allied Domecq, the FTC’s action enables Fortune Brands to purchase more than 20 spirits and wine brands, including Sauza tequila, Courvoisier cognac, Laphroaig single-malt Scotch and Clos du Bois wines. As announced on April 21st, Fortune Brands plans to purchase from Pernod Ricard several of the premium spirits and wine brands included in Pernod Ricard’s proposed acquisition of Allied Domecq. Pernod Ricard shareholders approved the transaction earlier today.

The review required under the Hart-Scott-Rodino Antitrust Improvements Act remains in effect for Fortune Brands’ purchase of the Canadian Club whisky and Maker’s Mark bourbon brands, and Fortune Brands continues to work constructively with the FTC to complete the review process. The ongoing FTC review of the two brands will not prevent Pernod Ricard from acquiring Allied Domecq or Fortune Brands from closing its transaction with Pernod Ricard as to the other brands. If either or both brands remain under regulatory review as of the transaction’s anticipated July 26th closing date, Fortune Brands would complete its purchase of other brands from Pernod Ricard on schedule. In the event the FTC review continues after the closing date, Canadian Club and Maker’s Mark would continue to be owned and managed separately by Pernod Ricard and Pernod Ricard would receive the earnings on the brands. Fortune Brands would be compensated with interest payments pending transfer of the brands.

“We are delighted by this rapid regulatory progress and we look forward to working with the FTC to complete the review process,” said Fortune Brands chairman and CEO Norm Wesley. “Our proposed transaction with Pernod Ricard is on track, we’re working hard on integration plans and we’re looking forward to completing the acquisition and adding all the brands to our portfolio.”

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Upon completion, the transaction will more than double Fortune Brands’ spirits and wine sales, significantly expand its presence internationally, and place it among the top four spirits companies in the world. The company has already received antitrust clearance from the European Commission for the transaction.

The brands Fortune Brands plans to acquire include the global growth spirits brands Sauza, Maker’s Mark, Courvoisier and Canadian Club, as well as Clos du Bois wines and leading national spirits brands and distribution operations in the United Kingdom, Spain and Germany markets. In addition to the Allied Domecq brands, the transaction also includes Larios, one of the world’s leading gin brands, currently owned by Pernod Ricard.

The Pernod Ricard acquisition of Allied Domecq remains subject to Allied Domecq shareholder approval, the approval of English courts, necessary regulatory approvals and other customary conditions.

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About Fortune Brands

Fortune Brands, Inc. is a $7 billion leading consumer brands company. Its operating companies have premier brands and leading market positions in home and hardware products, spirits and wine, golf equipment and office products. Home and hardware brands include Moen faucets, Aristokraft, Schrock, Diamond and Omega cabinets, Therma-Tru door systems, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware, Inc. Major spirits and wine brands sold by units of Jim Beam Brands Worldwide, Inc. include Jim Beam and Knob Creek bourbons, DeKuyper cordials, Starbucks™ Coffee Liqueur, The Dalmore single malt Scotch, Vox vodka and Geyser Peak and Wild Horse wines. Acushnet Company’s golf brands include Titleist, Cobra and FootJoy. Office brands include Swingline, Wilson Jones, Kensington and Day-Timer sold by units of ACCO World Corporation. Fortune Brands, headquartered in Lincolnshire, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

Forward-Looking Statements

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update them. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, foreign exchange rate fluctuations, changes in interest rates, changes in commodity costs, returns on pension assets, competitive product and

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Fortune Brands Announces U.S. Regulatory Progress on Proposed Spirits & Wine Acquisition, Page 3

pricing pressures, trade consolidations, the impact of excise tax increases with respect to distilled spirits, regulatory developments, the uncertainties of litigation, changes in golf equipment regulatory standards, the impact of weather, particularly on the home products and golf brands, increases in health care costs, the completion of the office products business spin-off and the proposed spirits and wine acquisition, challenges in the integration of acquisitions and joint ventures, including the proposed spirits and wine acquisition, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

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